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EXHIBIT 99

                           CAUTIONARY STATEMENT RELATING
                           TO FORWARD-LOOKING INFORMATION

The Company and its representatives may, from time to time, make written or verbal forward-looking statements. Those statements relate to developments, results, conditions or other events the Company expects or anticipates will occur in the future. Such statements are based on management's then current views and assumptions and, as a result, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such statements must therefore be evaluated in the context of a number of factors that may materially affect the Company's business. Disclosure of these factors is intended to permit the Company to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company has attempted to list the factors that it is currently aware may have an impact on its business and operations, other factors may in the future prove to be important and the following list should not necessarily be considered comprehensive.

RISKS RELATING TO BANK CONSOLIDATIONS. For the past few years, the banking industry has undergone considerable consolidation. As a result of such transactions, banks generally consolidate their purchasing of forms with one supplier, so bank mergers could cause the Company to lose (or gain) significant customers. The loss of one or more significant bank customers could have a material adverse effect on the Company's business and operations.

RISKS RELATING TO COST AND AVAILABILITY OF PAPER.   The cost of paper represents
a significant portion of the Company's cost of materials. Increases in paper costs could have a material adverse effect on the Company's results of operations and financial condition. The Company attempts to maintain gross profit margins when paper prices increase by passing such increases on to its customers. There can be no assurance, however, that it will be able to pass on increases in the cost of paper in the future or be able to do so at the same rate at which prices are increasing. In addition, when paper prices decrease materially, market forces could require that such lower costs be passed on to customers in the form of lower prices which, in turn, could decrease the Company's gross profit margins from paper inventory purchased when prices were higher. The failure to pass on paper price increases, or to offset paper price reductions passed on to customers, could have a material adverse effect on the Company's operating results.

Due to the significance of paper in the manufacture of the Company's products, it is dependent upon the availability of paper. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. As a result of the Company's large volume paper purchases from several paper producers, it generally has not experienced difficulty in obtaining adequate quantities of paper, although occasionally it has experienced minor delays in delivery. Although the Company believes

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that its large volume paper purchases and strong relationships with vendors will continue to enable it to receive adequate supplies of paper in the future, there can be no assurance in this regard.

RISKS RELATING TO INABILITY TO EXTEND EXISTING CONTRACTS OR SUCCESSFULLY NEGOTIATE NEW CONTRACTS. The Company has contracts with many of its major customers to provide some or all of their business and/or internal bank forms needs. Typically, these contracts are competitively bid and the Company has been successful in winning these contracts on the basis of price, quality and/or service. There can be no assurance that the Company will be able to successfully extend existing contracts or successfully negotiate new ones.

RISKS RELATING TO TECHNOLOGICAL OBSOLESCENCE. The Company budgets approximately $2 Million per year for capital expenditures. Significant changes or improvements in printing technology could require the Company to accelerate its capital spending in order to remain competitive. Unanticipated capital expenses can have a significant impact on the Company's results of operations and financial condition, and could make it difficult to continue to compete effectively with companies with substantially greater resources.

Another factor related to advancement in technology, though deemed remote at this time, is the continuing trend toward paperless commerce. Advancements in automated banking and other services provided by customers of the Company could significantly decrease the use of business forms in niche markets served by the Company. A significant decrease in the use of business forms in markets serviced by the Company could require a major shift in the Company's business direction.

RISKS RELATING TO COMPETITION. The markets for the Company's products are highly competitive and relatively fragmented, with a large number of competitors. Many of the Company's competitors are larger and have greater financial, marketing and technical resources. Although the Company has invested significant resources in computer technology, capital equipment and project specialization in an attempt to differentiate itself from certain of its competitors, there can be no assurance that competitors will not take actions, including developing new technologies, products and services, which could adversely affect the Company's sales and operating results.

RISKS RELATED TO ACQUISITIONS. A component of the Company's business strategy includes growth through the acquisition of businesses complimentary to its current business. The Company has been successful in integrating recent acquisitions into its operations. There can be no assurance, however, that the Company will be able to locate or successfully integrate future acquisitions.

RISKS RELATED TO DISRUPTIONS IN OPERATING SYSTEMS. The Company has become increasingly dependent upon its manufacturing, administrative and computer processing infrastructure and operations to process its orders on an efficient, cost competitive

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and profitable basis.  The Company has implemented commercially reasonable safeguards to reduce the likelihood of property loss or service disruptions and has secured property and business interruption insurance to minimize the adverse financial consequences arising from a select group of risks.
However, the Company can make no assurances that its infrastructure and operations are not susceptible to loss or disruption, whether caused by intentional or unintentional acts of Company personnel or third party service providers or natural disasters such as earthquakes, fires or severe storms. In addition, the Company can make no assurance that its insurance coverage will adequately respond to all potential causes of property loss or service disruption. In the event that any such acts or disasters lead to property loss or operating system disruption for which property and business interruption insurance coverage is unavailable or insufficient, the Company's financial performance and long term prospects could be materially adversely affected.

RISKS RELATING TO YEAR 2000. A description of the relative risks in the Company's readiness for the Year 2000 is set forth in Management's Discussion and Analysis of Results of Operations and Financial Condition in its Annual Report.

RISKS RELATING TO KEY PERSONNEL. The Company's success is highly dependent on the efforts of its senior management, including Roger T. Bredesen, its Chief Executive Officer, Kenneth E. Overstreet, its President, Mary Ann Morin, its Chief Financial Officer and Don Dearborn and Stan Klarenbeek, both Vice Presidents. The loss of the services of one or more of these individuals could adversely affect the Company.